EXHIBIT 2.1

FINAL EXECUTION VERSION

STOCK  PURCHASE  AGREEMENT

STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of May 14, 2014, among Interactive Intelligence Group, Inc., an Indiana corporation ("Buyer"), Donald E. Brown, M.D. ("Brown" and a "Seller"), Jeffrey Swartz ("Swartz" and a "Seller" and, together with Brown, the "Principal Stockholders") and each of the other persons who has executed this Agreement as a "Seller" on the signature page hereto (each a "Seller" and, collectively with the Principal Stockholders, "Sellers").

RECITALS

A.Sellers collectively own 100% of the issued and outstanding shares of capital stock of OrgSpan, Inc., a Delaware corporation (the "Company"), consisting of 7,940,394 shares of Common Stock, par value $.001 per share, in the respective amounts set forth on Schedule 3.3 hereto (collectively, the "Shares").

B.Sellers desire to sell all of the Shares to Buyer, and Buyer desires to purchase the Shares from Sellers, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE  1

Sale and Purchase of Shares; Closing

1.1.Sale and Purchase of Shares; Purchase Price.

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), Sellers agree to sell, transfer, assign and delivery to Buyer, and Buyer agrees to purchase from Sellers, all of the Shares, for a purchase price equal to $0.8719 per share (the "Purchase Price").  In addition, Buyer will pay the additional amounts set forth in Sections 1.3 and 1.4 below, resulting in an aggregate purchase price payable by Buyer of $15,586,000 (the "Aggregate Purchase Price").

1.2.Closing.

Upon the terms and subject to the conditions set forth in this Agreement, the closing of the sale and purchase of the Shares (the "Closing") shall take place (a) remotely via the electronic exchange of documents and signatures on May 14, 2014, provided that the conditions set forth in Article 8 hereof shall have been satisfied or waived in accordance with this Agreement, or (b) at such other place and time and/or on such other date as the Principal Stockholders and Buyer may mutually agree.  The date and time at which the Closing actually occurs is referred to herein as the "Closing Date"; provided,  however, that notwithstanding the actual date of the Closing, for all accounting and financial statement purposes (but not for purposes of any provision relating to Taxes), the Closing Date shall be deemed to have occurred at the opening of Buyer's business on May 1, 2014 (the "Effective Time"), and all revenues and expenses of, and business conducted by, the Company from and after the Effective Time shall be at the cost of and for the benefit of Buyer, except as otherwise provided herein.

1.3.Certain Closing Matters.

At the Closing:

(a)Buyer shall deliver to each Seller (except Brown, as set forth in Section 1.4 below) the Purchase Price for such Seller's Shares, payable by wire transfer of immediately available funds to the respective accounts of such Sellers to be designated in writing to Buyer by the Principal Stockholders prior to the Closing.

(b)Buyer shall deliver the Option Termination Payments, payable by wire transfer of immediately available funds to a Company account designated in writing to Buyer by the Principal Stockholders prior to the Closing.  Upon receipt of the Option Termination Payments, the Company shall distribute the applicable Option Termination Payments to each Optionholder, net of applicable Tax withholding and any other applicable deductions.

(c)Buyer shall deliver on behalf of the Company to the appropriate lenders and lessors, by wire transfer of immediately available funds, the aggregate amount of $7,982,671.06, being the total amount necessary to repay in full all indebtedness for borrowed money and all capital lease obligations (including, in each case, all accrued interest, costs and expenses due to such lenders and lessors) of the Company and to obtain the complete release of all Liens of such lenders and lessors on the assets of the Company, in the amounts set forth on Schedule 3.5 attached hereto.

(d)Each Seller shall deliver to Buyer the certificates representing his Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, in each case free and clear of all Liens (as hereinafter defined).

(e)Sellers and Buyer shall deliver to each other such other documents, certificates, instruments and writings required to be delivered pursuant to Article 8 hereof or otherwise required pursuant to this Agreement.

1.4.Brown Restricted Shares.

(a)In exchange for his 7,000,000 Shares, Brown shall have the right to receive an aggregate of 98,999 unregistered shares of Buyer's common stock (the "Restricted

Shares").  The parties acknowledge that the aggregate number of Restricted Shares was determined by dividing (i) the Purchase Price for such shares in the aggregate amount of $6,103,293.00 by (ii) the amount of $61.65, which is the average of the closing prices of Buyer's common stock on the Nasdaq Stock Market for the 20 trading day period ended May 12, 2014, and rounded to the nearest whole share.

(b)The Restricted Shares will be subject to vesting and forfeiture as follows:

(i)32,999 of the Restricted Shares will automatically vest upon (and will issued to Brown within 30 days after) the first commercial release of the Interactive PureCloud product, as reasonably determined by Buyer;

(ii)33,000 of the Restricted Shares will automatically vest upon (and will issued to Brown within 30 days after) the date that a cumulative $5 million in PureCloud orders have been booked (and not cancelled) by customers with Buyer, as reasonably determined by Buyer; and

(iii)33,000 of the Restricted Shares will automatically vest upon (and will issued to Brown within 30 days after) the date that a cumulative $10 million in PureCloud orders have been booked (and not cancelled) by customers with Buyer, as reasonably determined by Buyer.

(c)Notwithstanding the foregoing, any Restricted Shares that have not vested prior to the fourth anniversary of the Closing Date will be automatically forfeited upon the fourth anniversary of the Closing Date.  The unvested Restricted Shares also will be subject to forfeiture to compensate Buyer for valid indemnification claims as set forth in Section 7.5 below.

(d)All Restricted Shares that vest and are issued will be issued in a private placement as unregistered restricted shares subject to the resale restrictions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").  Unless and until Restricted Shares vest and are issued, Brown shall not have any rights with respect to such Restricted Shares, including the right to receive dividends or to vote such Restricted Shares.

(e)Brown hereby represents and warrants to Buyer that:

(i)he is an "accredited investor", as such term is defined in Rule 501(a) of Regulation D under the Securities Act;

(ii)he is acquiring the Restricted Shares solely for his own account for the purpose of investment and not with a view to or for resale in connection with any distribution thereof, except in compliance with the Securities Act, any applicable state securities laws and the rules and regulations thereunder;

(iii)he understands that the Restricted Shares will not be registered under the Securities Act or any state securities laws and that, therefore, they may not be sold, pledged or otherwise transferred unless either (x) they are registered under the Securities

Act and any applicable state securities laws or (y) an exemption from registration under the Securities Act and any applicable state securities laws is available for such transfer; and

(iv)he understands that instructions will be noted in the transfer register for the Restricted Shares to the effect that such shares may not be transferred except in compliance with the foregoing restrictions.

ARTICLE  2

Representations and Warranties of each Seller

2.1.Power and Authority; Title to Shares.

Each Seller, severally and not jointly, hereby represents and warrants to Buyer that:

(a)such Seller has all requisite legal capacity, power and authority to enter into this Agreement and to perform such Seller's obligations hereunder;

(b)this Agreement has been duly executed and delivered by such Seller and constitutes a valid and legally binding obligation of such Seller, enforceable against him in accordance with its terms;

(c)the execution, delivery and performance of this Agreement by such Seller (i) have been duly authorized by all necessary action on the part of such Seller, and no other proceedings on the part of such Seller are necessary to authorize the execution, delivery and performance of this Agreement; (ii) do not and will not constitute or result in a breach or violation of, a default under, the acceleration of or the creation of any lien, encumbrance, security interest, mortgage, pledge, claim, option or restriction of any kind whatsoever (collectively "Liens") (with or without the giving of notice or the lapse of time or both) pursuant to, any provision of any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation, whether written or oral (collectively, "Contracts"), to which such Seller a party or by which such Seller is bound, or any law, rule, ordinance or regulation or any judgment, decree, order, award or governmental or non-governmental permit to which such Seller is subject;

(d)no notices, reports or other filings are required to be made by such Seller with, and no consents, approvals or other authorizations are required to be obtained by such Seller from, any governmental or regulatory authority or other entity or other person in connection with the execution, delivery and performance of this Agreement by such Seller; and

(e)such Seller owns all right, title and interest in and to all of the Shares to be sold by such Seller hereunder, free and clear of any and all Liens; and upon the sale of such

Shares to Buyer pursuant to this Agreement, all right, title and interest in and to all of such Shares, free and clear of all Liens, will pass to Buyer at the Closing.

ARTICLE  3

Additional Representations and Warranties of Brown

In addition to his representations and warranties set forth in Article 2 above, Brown hereby represents and warrants to Buyer as follows:

3.1.Organization and Qualification of the Company.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite power and authority to own and lease its properties and to carry on its business as now being conducted and is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or lease of its assets makes such qualification necessary, except for such failures to so qualify or be in such good standing that, alone or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, properties, results of operations, condition (financial or otherwise) or prospects of the Company (a "Material Adverse Effect").  The Company has delivered to Buyer complete and correct copies of the certificate of incorporation and by-laws of the Company, each as amended and as in full force and effect on the date hereof.  The Company has no subsidiaries or investment or ownership interest in any other entity or other person.

3.2.No Violations; Required Consents.

The execution, delivery and performance of this Agreement by Sellers do not and will not constitute or result in (a) a breach or violation of the certificate of incorporation or by-laws of the Company or (b) except as set forth on Schedule 3.2 hereto, a breach or violation of, a default under, the acceleration of or the creation of any Lien (with or without the giving of notice or the lapse of time or both) pursuant to, or give rise to any right to terminate or modify, any provision of any Contract to which the Company is a party or by which it or its assets is bound, or any law, rule, ordinance or regulation or any judgment, decree, order, award or governmental or non-governmental permit to which it or its assets is subject.  Except as set forth on Schedule 3.2 hereto, no notices, reports or other filings are required to be made by the Company with, and no consents, approvals or other authorizations are required to be obtained by the Company from, any governmental or regulatory authority or other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.3.Capitalization.

(a)The authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, par value $0.001 per share (the "Company Common Stock"), of which 7,940,394 Shares are issued and outstanding, all of which are owned of record by Sellers in the respective amounts set forth on Schedule 3.3(a) attached hereto.  Each of the issued and outstanding Shares has been duly authorized and validly issued and is fully paid and nonassessable.

(b)There are an aggregate of 1,102,918 options to purchase shares of Company Common Stock outstanding (the "Options"), of which 780,028 will be vested as of the Effective Time (the "Vested Options").  The Vested Options have an aggregate exercise price of $123,873.55.  The holders of the Vested Options (the "Optionholders") shall be entitled to receive an aggregate amount of $556,232.86 at the Closing in full satisfaction and termination of the Vested Options (the "Option Termination Payments").  All Options that are not Vested Options shall terminate on or prior to the Closing and shall be of no further force and effect.

(c)Except for the Options and except as set forth on Schedule 3.3(c) hereto, (i) there are no options, warrants or other rights, Contracts or other commitments of any character to which the Company is a party relating to the issued or unissued capital stock or other equity securities of the Company (collectively, "Equity Securities") to grant, issue or sell any Equity Securities by sale, lease, license, exchange, conversion or otherwise; (ii) there are no obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any Equity Securities; (iii) there are no Contracts or other commitments of any character (contingent or otherwise) pursuant to which any person is or may become entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company; and (iv) there are no voting trusts, proxies or other agreements, arrangements, Contracts or other commitments by which any person is bound with respect to the ownership, transfer or voting of any Equity Securities.

3.4.Financial Statements; Internal Controls; Etc.

(a)The Company has previously delivered to Buyer (i) the Company's unaudited financial statements for the fiscal years ended December 31, 2013 and 2012, and (ii) its unaudited interim financial statements for each monthly period during 2014 through March 31, 2014 (collectively, the "Company Financial Statements").  Each of the Company Financial Statements (including any related notes thereto) has been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved and fairly and accurately presents in all material respects the financial position of the Company at the respective dates indicated therein and its results of operations for the periods set forth therein, subject to the absence of notes.  Since March 31, 2014, the Company has operated only in the ordinary and usual course of business consistent with past practice or consistent with the terms and conditions of the letter of intent, dated April 17, 2014, between Buyer and the Company relating to the transactions contemplated hereby (the "LOI"), and there has not occurred any event, circumstance or other change in the business of the Company that, alone or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.  Except as set forth in the Company Financial Statements, the Company is not subject to any liability or obligation (whether direct or indirect, accrued, fixed, contingent or otherwise), other than current liabilities and obligations incurred in the ordinary and usual course of business consistent with past practice that are immaterial individually and in the aggregate.

(b)The Company maintains books and records reflecting its assets and liabilities that are accurate and complete in all material respects, and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the Company's financial statements in accordance with GAAP and to maintain accountability for the Company's assets, (iii) access to the Company's assets is permitted only in accordance with management's authorization, (iv) adequate procedures are implemented to effect the collection of all accounts, notes and other receivables on a timely basis and (v) there are adequate procedures in place regarding the prevention or timely detection of unauthorized acquisition, use or disposition of Company assets.

3.5.Existing Debt and Liens.

Except as set forth on Schedule 3.5, (a) the Company has no outstanding debt for borrowed money; (b) the Company has no obligations as lessee under any financing lease that are required to be capitalized on the Company's balance sheet in accordance with GAAP ("capital lease obligations"); (c) none of the Company's property, whether now owned or hereafter acquired, is subject to any Lien, and (d) the Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to any Lien.  Except as set forth on Schedule 3.7(a), the Company is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any debt or capital lease obligations of the Company and no event or condition exists with respect to any debt or capital lease obligations that would permit (or that with notice or the lapse of time, or both, would permit) one or more persons to cause such debt or obligations to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

3.6.Ownership and Condition of Assets.

A list of the Company's furniture, fixtures, equipment and other items of personal property has been provided to Buyer via the computer detail transaction report from the Company's Quickbook online accounting system (collectively, the "Equipment", which does not include immaterial items such as stationary, supplies and the like).  Except as set forth on Schedule 3.6, the Company owns all of the Equipment and all of its other assets (both tangible and intangible) used in or necessary for the continued operation of its business, in each case free and clear of all Liens.  The Company does not own any real estate.  Except as set forth on Schedule 3.6, all of the Equipment and other tangible assets of the Company are in good operating condition and repair (subject to reasonable wear and tear and routine maintenance in the ordinary course of business), are adequate in all material respects for the uses to which they are presently being put in the Company's business, and constitute all of the assets necessary and sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

3.7.Contracts.

(a)Schedule 3.7(a) attached hereto lists all Contracts to which the Company is a party or by which its properties or assets are bound, other than Contracts which involve future payments to or by the Company during any twelve‑month period of $5,000 or less.  Each of such Contracts is in full force and effect and, except as set forth on Schedule 3.7(a), there is no default (or event which, with notice or lapse of time or both, would constitute a default) under any of such Contracts by the Company or, to the Knowledge of the Principal Stockholders, by any other party thereto.

(b)There are no Contracts that in any way purport to restrict the business activity of the Company or, to the Knowledge of the Principal Stockholders, any of its directors, officers, stockholders or employees, or to limit the freedom of the Company or, to the Knowledge of the Principal Stockholders, or any of such persons, to engage in any line of business or other activity or to compete with any entity or other person in any geographic area, or of the Company to hire or retain any entity or other person, except as provided in non-competition or similar Contracts listed on Schedule 3.7(b) between the Company and its directors, officers, stockholders or employees.

3.8.Related Party Arrangements.

Except as set forth in Schedule 3.7 or Schedule 3.8 hereto (and except for the ownership of Shares and Options), no current or former director, officer or employee of the Company, nor any affiliate or family member of any such director, officer or employee, is a party to any Contract or other commitment to which the Company is a party or by which any of its properties or assets is bound, or has a material interest in any Contract or any of the assets or properties owned by, used in or pertaining to the business of the Company, or is indebted to the Company for any notes or other debt obligations or other liabilities payable to the Company.

3.9.Insurance.

Schedule 3.9 lists all material liability, fire, casualty, fidelity, workers' compensation and other insurance policies currently held by or on behalf of the Company, including a summary of coverages, coverage periods and premium amounts.  Such policies are in amounts that are reasonably adequate and otherwise customary for companies of similar size and financial condition and are deemed to be adequate by the Principal Stockholders, all premiums with respect thereto are currently paid, such policies are in full force and effect and the Company has not received any notice that any such policy will be cancelled or not be renewed.

3.10.Intellectual Property.

(a)For purposes of this Agreement, "Intellectual Property" means all foreign and domestic (i) trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, emblems, logos, business and product names and slogans (together with the goodwill associated with and symbolized by each of the foregoing); (ii) statutory and common law copyrights and works of authorship; (iii) inventions (whether patentable or not and whether or not reduced to practice), invention disclosures, industrial models, industrial designs, utility models, certificates of invention, patents and patent applications (including all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, patent office reviews thereof and reexaminations thereof), mask works and mask work registrations; (iv) computer software (including all source code and object code), firmware, operating systems, applications, routines, interfaces, development tools, technical documentation and annotations, flow charts, all databases and data collections and all rights therein; (v) trade secrets, algorithms, formulae, technical information, customer and supplier lists (including any lists of electronic mail addresses of customers and potential customers), manufacturing, engineering and technical drawings, know-how, improvements, processes, specifications, technology, methodologies and research and development information; (vi) product designs, product packaging, promotional materials, artwork and graphic design, mastheads, photographs, negatives, and manuscripts; (vii) rights of publicity, franchises and franchise rights; (viii) all Web addresses, websites (including all content therein) and domain names; and (ix) any other confidential and proprietary right or information, whether or not subject to statutory registration, and the right to sue for past infringement in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored. Such Intellectual Property which is owned by the Company or used, held for use, licensed or distributed by the Company in connection with its business is herein referred to as the "Company Intellectual Property."

(b)Schedule 3.10(b) sets forth a true and complete list of all of the Company's patents and patent applications; registered, applied for and material unregistered trademarks and service marks; domain names; and copyright registrations and applications for registration thereof, including, where applicable (i.e., not including unregistered items), the name of the registered owner, date of registration or application and name of registration body where the registration or application was made. All renewal and maintenance fees in respect of the items listed on Schedule 3.10 (if applicable) have been duly paid and all registrations therefor are in full force and are not subject to any challenge, opposition, nullity proceeding or interference or, to the Knowledge of the Principal Stockholders, threats to commence same.

(c)Schedule 3.10(c) contains a complete list of all licenses, sublicenses and other written agreements as to which the Company is a party, including the identity of all parties thereto, and pursuant to which the Company is engaged, authorized or otherwise has rights to develop, create, design, use, modify, create derivative works of, distribute, sell, resell, license, sublicense, support, maintain, integrate or implement any Intellectual Property of or for any third parties (in whole or in part), including, but not limited to, any Embedded Software (but excluding Commercial Software) (collectively, the "Third Party Licenses"). The Company has licenses for all Commercial Software used in the business of the Company, and use of such Commercial Software is in accordance with such licenses. "Commercial Software" means software programs generally available to the public which (i) have been licensed to the Company pursuant to shrink-wrap, click-wrap or click-to-download end-user licenses, (ii) are used in the business of the Company but not a component of, incorporated into or otherwise used in the development or delivery of any Company Product (defined below) and (iii) have a cumulative acquisition cost or license fee to the Company for all software and rights to use under each such end-use license of less than $50,000. "Embedded Software" means third party software that is a component of, incorporated into or otherwise used in the development of any of the Company Products.

(d)Schedule 3.10 (d) contains a complete list of all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any third party is engaged, authorized or otherwise has rights to develop, create, design, use, modify, create derivative works of, distribute, sell, resell, license, sublicense, support, maintain, integrate or implement any of the Company Intellectual Property or services (in whole or in part), including any source code escrow agreements (collectively, the "Company Licenses"). Except as set forth in Schedule 3.10(d), all Company Licenses provide for exclusive ownership by the Company of all Intellectual Property in software or other work product or deliverables created by or for the Company from the provision of services under such Company Licenses.  Schedule 3.10(d) also sets forth all of the Company's Contracts with providers of hosting, co-location, redundancy or other services that are used to host or provide the Company Products on a software-as-a-service, web-based application.

(e)Except as specifically disclosed on Schedule 3.10(e):

(i)The Company owns or has a valid and legal right to use, license and/or distribute all of the Company Intellectual Property which is used, licensed and/or distributed by the Company, and all such Intellectual Property is sufficient to conduct the business of the Company in substantially the same manner currently being conducted.  Sellers have delivered to Buyer true and complete copies of all Third Party Licenses,  Company Licenses and any other agreements of any nature relating to the Intellectual Property, each as amended and in full force and effect on the date hereof.  Neither the Company nor, to the Knowledge of the Principal Stockholders, any other party thereto is in default under any term of any of such Third Party Licenses, Company Licenses or other agreements.

(ii)The Company is not obligated to pay to any person any fee, royalty or other payment as a result of the Company's use, license or distribution of any of the Company Intellectual Property.

(iii)The Company's ownership or use, license or distribution of the Company Intellectual Property has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property rights or other proprietary rights of any other person and, to the Knowledge of the Principal Stockholders, no other person (including any employee or former employee) is infringing on, and there are no facts that a reasonable person would conclude provide a valid basis for any such claim that any person is infringing on, any of the Company Intellectual Property. There are no claims pending or, to the Knowledge of the Principal Stockholders, threatened by any person (i) alleging any such infringement, misappropriation or violation, (ii) against the use by the Company or any third party of any Company Intellectual Property or (iii) challenging the ownership by the Company, or the validity or effectiveness of any Intellectual Property purportedly owned by the Company. The Company has not undertaken or authorized legal counsel to undertake any investigation as to whether any Company Intellectual Property infringes, misappropriates or otherwise violates any third party Intellectual Property and, without limiting the generality of the foregoing, the Company has not received a non-infringement legal opinion with respect to any Company Intellectual Property.

(iv)No Company Intellectual Property is subject to any outstanding agreement, stipulation or order restricting the use thereof by the Company or restricting the licensing thereof by the Company to any person.

(v)All developers, creators, inventors and authors of any Intellectual Property owned or purportedly owned by the Company who were not employees of the Company at the time of the development, creation, invention or authorship of such Intellectual Property have assigned in writing all of their rights, title and interest to such Intellectual Property to the Company. All Intellectual Property owned or purportedly owned by the Company and developed, created, invented, or authored by employees of the Company at the time of such development, creation, invention or authorship are the sole property of the Company and no such employee has any rights, title or interest in such Intellectual Property.  All employees of the Company have executed and delivered to the Company an agreement transferring and which transfers to the Company any Intellectual Property which was and is developed, created, invented or authored by such employee. No government funding or university or college facilities were used in the development of the Company's Products.

(vi) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in a requirement that the source code for any Company Products be disclosed or delivered to any third party.

(f)Schedule 3.10(f)(i) contains a complete list of all products or service offerings developed, or in the process of being developed, by or for the Company, or which are otherwise marketed by or for the Company (collectively, the "Company Products").  There are no material defects in the Company Products and the Company Products perform substantially in accordance with related documentation and promotional material supplied by the Company, except for Support and Maintenance Issues (as defined below), the records for which have been delivered to the Buyer pursuant to subsection (g) below. The Company has documented, maintained and organized the materials and information related to, associated with or used or produced in the development or performance of the Company Products, including source code, internal notes and memos, technical and design documentation, compiler information, drawings, flow charts, diagrams, schematics, source language statements, such that a reasonably competent programmer, engineer, consultant or contractor could understand, use, compile, maintain, support, modify and/or provide (as applicable) the Company Products. The Company Products do not contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" (as these terms are commonly used in the computer software industry), or other software routines designed to permit unauthorized access, to disable or erase software or data, or to perform any other similar type of functions.  Except as set forth on Schedule 3.10(f)(ii), the Company Products do not contain any open source or public library software (such as, but not limited to, software licensed under the GNU General Public License, the GNU Lesser General Public License, BSD License, Apache or Open LDAP Public License) (said open source or public library software is herein, collectively, "Open Source Software", and all licenses under which such Open Source Software is used is herein, collectively, the "Open Source Licenses").  Except as set forth on Schedule 3.10(f)(iii), (i) the Company has complied with all of the requirements of the Open Source Licenses, including, but not limited to, all notice requirements of the Open Source Licenses, (ii) none of the Open Source Software as incorporated in any Company Product has been modified by the Company, and (iii) the Company is not required to provide any source code for any Company Product to any party pursuant to any of the Open Source Licenses or as a result of using any of the Open Source Software.

(g)Except as set forth on Schedule 3.10(g)(i), the Company has not made any oral or written representations, warranties or guarantees, or offered service level agreements (or similar commitments) with respect to the Company Products.  Schedule 3.13(g)(ii) lists all warranty claims or breach of guarantee claims (including any pending claims) and any written customer complaints related to the Company Products and the nature of such claims and the total dollar amount of refunds, payments and credits paid or issued under any representation, warranty, guarantee or service level agreement or otherwise for each of the last two complete fiscal years and the current fiscal year to date.  The Company has delivered or made available to the Buyer complete and accurate records of the Company with respect to all Company Product fixes (including fixes currently in process), problem lists, maintenance issues and customer complaints related to the Company Products covering the prior two (2) years ("Support and Maintenance Issues").

(h)The computer software, hardware, systems, databases and information technology services used in the operation of the business (the "Computer System") adequately meet the needs of the business and operations of the Company as presently conducted. The Company has arranged for disaster recovery and/or back-up data processing services adequate to meet its data processing needs in the event the Computer System or any of its material components is rendered temporarily or permanently inoperative as a result of a natural or other disaster.  The Computer System performs substantially in accordance with the documentation related thereto, and the Company has not suffered (i) any failures, errors or breakdowns in the Computer System within the past twelve (12) months which have caused any substantial disruption or interruption in its business or (ii) any unauthorized breaches of the security thereof. The Company has delivered or made available to Buyer correct and complete copies of the Company's current SAS 70 Type II report or SSAE 16 Type II report (if any) and its business continuity plan, which is substantially consistent with industry practices for such plans.

(i)A true and complete list of the Company's privacy and security policies applicable to use of information collected from third parties (including customers) and, in any event, collected on or from use of such Company websites ("Privacy/Security Policies") is set forth on Schedule 3.10(i).  Except as set forth on Schedule 3.10(i), with respect to the Privacy/Security Policies and/or the Computer System:

(i)the Company has collected and used personally identifiable information in compliance in all material respects with its Privacy/Security Policies;

(ii)the Company has been and currently is in material compliance with all applicable laws and regulations relating to privacy, security, and security breach notification requirements applicable to the Company and operation of its business;

(iii)the Company has not received inquiries from the Federal Trade Commission or any other federal or state governmental or regulatory agencies regarding the possible violation of the Privacy/Security Policies or any laws or regulations relating to privacy, security or security breach notification;

(iv)the Company has not received any written (including electronic mail) complaints from any customer or website user regarding issues of privacy or security;

(v)the Company has adopted reasonable measures, including administrative, physical, and technical measures, to protect the confidentiality, security, availability and integrity of personally identifiable information maintained, processed or transmitted by the Computer System; and

(vi)to the Knowledge of the Principal Stockholders, the Company has not experienced any breach of security of personally identifiable information maintained, processed or transmitted by the Company whether or not such security breach required notice thereof to any person under any applicable law or regulation.

3.11.Employment and Benefits Matters.

(a)Schedule 3.11 sets forth a true and correct list of all full-time and part-time employees of the Company.  Except as set forth on such Schedule, no employee is absent on military, family, disability or other extended leave of absence.  The Company is not delinquent in payments to any employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them.  No strikes, grievances, work stoppages, slow downs, lockouts or claims of unfair labor practices are pending or, to the Knowledge of Sellers, threatened, against the Company.

(b)Schedule 3.11(b) lists all Employee Plans.

(c)The Sellers have delivered complete copies to Buyer of (i) each written Employee Plan, as amended to the Closing, together with all required audited or unaudited financial statements, as applicable, and actuarial reports for the three (3) most recent plan years, if any; (ii) each funding vehicle with respect to each Employee Plan; (iii) the most recent and any other material determination letter, ruling or notice issued by any governmental or regulatory authority with respect to each Employee Plan; (iv) the Form 5500 Annual Report (or evidence of any applicable exemption) for the three (3) most recent plan years to the extent such forms are required for any Employee Plan; (v) the most recent summary plan description and any summary of material modifications thereto which relates to any Employee Plan; and (vi) each other document, explanation or communication which describes any relevant aspect of any Employee Plan that is not disclosed in previously delivered materials.  A description of any unwritten Employee Plans, including a description of any material terms thereof, is set forth in Schedule 3.11(c).

(d)Each Employee Plan (i) has been in compliance and currently complies in all material respects in form, and in operation in all respects, with all applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") or any other applicable law, and has been operated in accordance with its terms; (ii) has been and is operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (iii) that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Plan is so qualified, and nothing has occurred since the date of such determination that would cause such determination letter to become unreliable.

(e)Neither the Company nor any ERISA Affiliate has at any time participated in or made contributions to or had any other liability with respect to, a plan which is (i) a "multiemployer plan" (as defined in Section 3(37) or 4001 of ERISA), (ii) a "multiple employer plan" (within the meaning of Section 413(c) of the Code), (iii) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA), or (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(f)There are no actions, suits, investigations or claims pending or, to the Knowledge of the Principal Stockholders, threatened with respect to any Employee Plan, or the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any liability, action, suit, investigation, or claim against any Employee Plan, any fiduciary or plan administrator or other person dealing with any Employee Plan or the assets thereof.

(g)No person has:  (i) entered into any nonexempt "prohibited transaction," as such term is defined in ERISA and the Code, with respect to any Employee Plan; (ii) breached a fiduciary obligation with respect to any Employee Plan; or (iii) otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any Employee Plan.

(h)No Employee Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees or individuals who terminate (or have terminated) employment with any of the Company or any ERISA Affiliate, or the spouses or dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA ("COBRA") or applicable similar state law).

(i)Except as set forth on Schedule 3.11(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the Company to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Employee Plan, (iv) otherwise give rise to any material liability under any Employee Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Plan on or following the Closing Date.  No Employee Plan or any other agreement, program, policy or other arrangement by or to which either the Company or any ERISA Affiliate, are bound or are otherwise liable, by its terms or in effect, could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment which payment could constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

(j)The Company has, for purposes of each relevant Employee Plan, correctly classified those individuals performing services for the Company as common law employees, leased employees, independent contractors or agents of the Company.

(k)All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Employee Plan, and all contributions and premium payments for any period ending on or before the Closing Date that are not yet due have been made to each Employee Plan or accrued in accordance with GAAP and past custom and practice of the Company on the Company Financial Statements.

(l)Each Employee Plan which is a "non-qualified deferred compensation plan" (as such term is defined in Section 409A(d)(1) of the Code) has been and is (i) administered in compliance, in all material respects, with the requirements of Section 409A of the Code and the final regulations issued and outstanding thereunder, and (ii) in a written form that complies with the requirements of Section 409A of the Code and final regulations issued and outstanding thereunder, such that, it could not reasonably be expected that, in the event of an audit by the Internal Revenue Service of either the Company or any individual participating in such Employee Plan, the additional Tax described in Section 409A(a)(1)(B) would be assessed against any such participant with respect to benefits due or accruing under such Employee Plan.

(m)For purposes of this Agreement, the following terms shall have the definitions set forth below:

(i)"Employee Plan" means any of the following (whether written, unwritten or terminated) which the Company has at any time sponsored or maintained, or to which the Company has at any time made contributions, or with respect to which the Company has had any other liability (contingent or otherwise) at any time:  (a) any "employee welfare benefit plan," as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, and sick leave; (b) any "employee pension benefit plan," as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (c) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement (or consulting agreement with a former employee).

(ii)"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(iii)"ERISA Affiliate" means the Company and any other person who, together with the Company is treated as a single employer for purposes of Code Sections 414(b), (c), (m) or (o).

3.12.Compliance with Laws; Litigation.

(a)The Company has at all times conducted its business in compliance in all material respects with all applicable laws, rules and regulations. The Company possesses all licenses, permits and other authorizations from governmental or regulatory authorities required by applicable laws, rules and regulations in order to own, lease or use its assets or to conduct its business as it is presently being conducted, except, in each case for those which the failure to so possess could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and all of such licenses, permits and other authorizations are in full force and effect.

(b)Except as set forth on Schedule 3.12, (i) there is no action, suit or proceeding pending or, to the Knowledge of the Principal Stockholders, threatened against the

Company and (ii) neither the Company nor Sellers are subject to or bound by any judgment, decree, injunction or other order affecting the business of the Company.  The Company has not received any notice or other communication (whether oral or written) from any governmental or regulatory authority regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any law, rule or regulation.

3.13.Taxes.

(a)As used in this Agreement, the following terms have the meanings set forth below:

(i)"Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

(ii)"Taxes" means all federal, state, local and foreign taxes, assessments, charges, duties and fees or similar charges of any kind whatsoever (whether imposed directly or through withholding), including, without limitation, all income, gross receipts, estimated, alternative minimum, add on minimum, excise, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, customs, duties, real property, personal property, ad valorem, capital stock, sales, use (or any similar taxes), transfer, value added, national resources, registration, franchise, payroll, withholding, social security, employment, unemployment, disability, license, environmental business license fees, employee or other withholding, or other taxes of any kind whatsoever, including any interest, penalties, additions to tax or additional amounts imposed with respect to such amounts.  "Taxes" shall also include any transferee or successor liability for a Tax and any liability assumed by agreement or arising as a result of being (or having been) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto).

(iii)"Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

(b)The Company is, and has been since the date of its formation, a validly electing "S corporation" (an "S Corp.") within the meaning of Sections 1361 and 1362 of the Code, and will continue to qualify as an S Corp. up to and including the Closing Date.  At date of the Company's incorporation, no Seller or other stockholder had contributed any property (except cash) to the Company.

(c)All Taxes required to be paid by the Company have been timely paid in full (whether or not shown on any Tax Return).  All Tax Returns required to be filed on or prior to the date hereof by or on behalf of the Company have been duly and timely filed and all such Tax Returns are complete and correct in all respects.

(d)There are no Tax audits or disputes with respect to the Company pending or, to the Knowledge of the Principal Stockholders, threatened, and no written notice has been received from any governmental or regulatory authority that it intends to commence a Tax audit or proceeding with respect to the Company, and no deficiencies for any Taxes have been proposed, asserted or assessed by any governmental or regulatory authority which have not been fully paid or finally settled.  No claim has been made to the Company by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction, nor has the Company received any written notice or questionnaire from any such jurisdiction.  There are no Liens for Taxes (except for Taxes that are not yet due and payable) on any asset of the Company.

(e)The Company has complied with all withholding Tax requirements and procedures and has withheld and paid all Taxes that were required to have been withheld and paid in connection with any amounts paid or owing to any of its employees, independent contractors or stockholders, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.  Each person whom the Company has retained as an independent contractor qualifies or qualified as an independent contractor and not as an employee of the Company under the Code.

(f)The Company has complied with all applicable laws, rules and regulations requiring the Company to collect sales Taxes with respect to sales by the Company and has filed all Tax Returns relating to such Taxes in compliance in all material respects with applicable laws and has made all required remittances in respect of such Taxes.  The Company has obtained and maintains all necessary resale, sales Tax exemption or similar certificates and all such certificates have been properly completed and signed by the customer or other person required to sign such certificate.

(g)The Company has no liability for Taxes of another person as a transferee or successor or by Contract to which it is subject.  The Company is not a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(h)The Company has never been a member of an Affiliated Group.  The Company has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, or participated in an international boycott within the meaning of Section 999 of the Code.  The Company has never distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(i)The Company has never (i) participated, within the meaning of Treasury Regulation Section 1.6011-4, in any "reportable transaction" or "listed transaction" within the meaning of Code Section 6707A, (ii) participated in any "confidential corporate tax shelter" as previously defined by Code Section 6111 and the Treasury Regulations thereunder, or (iii) participated in any "potentially abusive tax shelter" within the meaning of Code Section 6112 and the Treasury Regulations thereunder.  The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or could reasonably be expected to result, separately, or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

(j)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in the Company's method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" to which the Company is a party described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed by it on or prior to the Closing Date, (iii) installment sale or open transaction disposition made by the Company on or prior to the Closing Date, (iv) prepaid amount received by the Company on or prior to the Closing Date, or (v) pursuant to an election by the Company under Section 108(i) of the Code made prior to the Closing Date.  The Company has not requested or received a ruling from any governmental or regulatory authority or signed any legally binding agreement with any governmental or regulatory authority that could reasonably be expected to impact any Tax attribute of or the amount of any Tax due from the Company after the Closing Date.

(k)The Company will not be liable for any Tax under Section 1374 of the Code in connection with the Election (as defined below).  The Company has not, in the past ten years, (i) acquired assets from another corporation in a transaction in which such entity's tax basis for the acquired asset was determined, in whole, or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code.

3.14.Brokers and Finders.

Except as set forth on Schedule 3.14, neither the Company nor any of its directors, officers, employees, stockholders or other representatives has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

3.15Full Disclosure.

This Agreement (including the Schedules hereto) does not (a) contain any representation, warranty or information relating to the Company that is false or misleading with respect to any material fact or (b) omit to state any material fact necessary in order the make the representations, warranties, and information relating to the Company contained herein (in light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

ARTICLE  4

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Sellers as follows:

4.1.Organization and Authority.

Buyer is a corporation duly organized and validly existing under the laws of the State of Indiana and has the requisite power and authority to enter into this Agreement and perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Buyer have been duly authorized by Buyer's board of directors and by its independent audit committee, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.2.No Violations; Required Consents.

The execution, delivery and performance of this Agreement by Buyer do not and will not constitute or result in (a) a breach or violation of the articles of incorporation or by-laws of Buyer or (b) a breach or violation of, a default under, the acceleration of or the creation of any Lien (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract to which Buyer is a party or by which it is bound, or any law, rule, ordinance or regulation or any judgment, decree, order, award or governmental or non-governmental permit to which it is subject.  Except for disclosure requirements under applicable federal and state securities laws, no notices, reports or other filings are required to be made by Buyer with, and no consents, approvals or other authorizations are required to be obtained by Buyer from, any governmental or regulatory authority or other person in connection with the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby.

4.3.Acquisition of the Shares for Investment.

Buyer is acquiring the Shares for investment purposes only and not with any present intention of distributing or selling the Shares in violation of federal or state securities laws; provided,  however, that the right of Buyer to dispose of its property and assets as and when it deems appropriate shall not be limited by the foregoing.

4.4.Brokers and Finders.

Neither Buyer nor any of its directors, officers, employees or other representatives has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

ARTICLE  5

Covenants

5.1.Conduct of Business.

Between the date of this Agreement and the Closing, unless Buyer otherwise consents in writing, the Principal Stockholders shall cause the Company to operate its business only in the ordinary and usual course of business diligently and in good faith, consistent with past practice.  Without limitation, the Principal Stockholders shall cause the Company to (a) use its commercially reasonable efforts to preserve its business organization and workforce intact and to preserve its relationships with its customers and others having dealings with the Company such that its business will not be materially impaired; (b) maintain its properties and equipment in good operating condition and repair and covered by existing policies of insurance; (c) collect its accounts receivable and pay its accounts payable in the ordinary and usual course consistent with past practice; and (d) not do any of the following without Buyer's prior written consent (which shall not be unreasonably withheld):

(i)incur any debt or capital lease obligations, other than trade debt incurred in the ordinary and usual course of business consistent with past practice;

(ii)issue or sell any equity or debt securities, or redeem or otherwise acquire any outstanding equity or debt securities;

(iii)declare or pay any dividends or other distributions in respect of its capital stock;

(iv)make any capital expenditures;

(v)sell, lease or otherwise dispose of, or cause or permit any Lien to exist (other than Liens in effect on the date hereof) on, any of material assets of the Company;

(vi)enter into, or amend or terminate, any material Contract;

(vii)enter into any transaction with any director, officer, employee, stockholder or affiliate of the Company;

(viii)increase in any manner the compensation or benefits of, or grant any severance or termination pay or other benefits to, or enter into any employment or severance agreement with, any director, officer, employee or affiliate of the Company;

(ix)make any changes in accounting principles, practices or methods;

(x)make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date; or

(xi)agree to do any of the foregoing.

5.2.Access.

Between the date hereof and the Closing, the Principal Stockholders shall cause the Company to provide Buyer and its authorized representatives reasonable access during regular business hours and upon reasonable notice to the assets, properties, contracts, commitments, books and records of the Company for the purpose of making such investigations concerning the affairs of the Company as Buyer may desire, and shall cause the Company to furnish Buyer such information as Buyer may from time to time reasonably request with respect to the Company.  The Principal Stockholders shall cause the officers and employees of the Company to assist Buyer in making any such investigation and will cause the counsel, accountants, consultants and other non-employee representatives of the Company to be reasonably available to Buyer for such purposes.  Without limitation of the foregoing, the Principal Stockholders shall cause the Company, promptly upon request, to (a) permit interviews of such Company employees as Buyer designates, (b) permit Buyer to conduct one or more on-site due diligence investigations of the Company's properties and facilities, and (c) assist Buyer in contacting and arranging meetings with such customers, vendors, suppliers and other business relations of the Company as Buyer may reasonably request.

5.3.Exclusivity.

Sellers shall not, and shall cause the Company and its directors, officers, employees, affiliates and other representatives (including, without limitation, any investment banker, attorney or accountant) not to, directly or indirectly, initiate or solicit any inquiries or the making of any proposal with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets of, or any equity interest in, the Company (an "Acquisition Proposal") or engage in any negotiations concerning, or provide any information or data to, or have any discussions with, any person relating to any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement any Acquisition Proposal.  The Principal Stockholders represent and warrant that that there are no current activities, discussions or negotiations with any persons with respect to any of the foregoing, and that there have not been any such activities, discussions or negotiations heretofore.  The Principal Stockholders agree that they shall notify Buyer immediately if any such inquiries or proposals are received, any such information is requested, or any such negotiations or discussions are sought to be initiated or continued.

5.4.Filings; Consents; Further Assurances.

Sellers and Buyer agree to cooperate and respectively use their reasonable best efforts to promptly make any filings, give any notices, and to obtain all consents, approvals or authorizations, and to take such other actions, as may be necessary or desirable to consummate and thereafter make effective the transactions contemplated hereby as promptly as practicable.

5.5.Certain Employee Matters.

(a)Buyer presently intends that all employees of the Company immediately prior to the Closing shall continue in their current positions immediately after the Closing; provided,  however, that this Section shall not be deemed to create any obligation on the part of Buyer to continue the employment of any such employee for any period following the Closing Date.    Nothing in this Section or otherwise in this Agreement shall confer upon any employee of the Company any individual rights or remedies as a third party beneficiary or otherwise, including any right to employment, or continued employment for any specified period, of any nature whatsoever under or by reason of the Agreement.

(b)As set forth in Section 7.2 hereof, except for compensation and benefits accrued in the ordinary course of business consistent with past practice, Brown shall be responsible to indemnify and hold Buyer harmless from and against, and pay or reimburse the Buyer for, any employment related liabilities or obligations with respect to the period prior to the Effective Time, upon the terms and subject to the conditions set forth in Article 7 hereof.

(c)Each Company employee who continues their employment with the Company and Buyer immediately after the Closing shall receive credit for service with the Company for vesting and eligibility purposes under Buyer's 401(k) plan, to the extent permitted by Buyer's 401(k) plan.  Effective immediately prior to the Closing, the Company shall fully vest all accounts of such employees in its 401(k) plan in accordance with the terms of that plan.  In addition, effective immediately prior to the Closing, the Company shall terminate its 401(k) plan and, upon the Closing, Buyer agrees to accept each such employee's account balance in the Company's 401(k) plan as a plan-to-plan transfer into Buyer's 401(k) plan.

5.6.Releases by Sellers; Repayment of Company Obligations.

(a)Effective as of the Closing, each Seller, for himself, his affiliates, agents, servants, legal representatives, heirs, executors, administrators and personal representatives and the successors and assigns of each of the foregoing (collectively, the "Releasing Parties") hereby irrevocably, unconditionally and completely releases, remises and forever discharges the Company and each of its past and present officers, directors, controlling stockholders and affiliates (collectively, the "Released Parties") from any and all claims, actions, causes of action, suits, debts, damages, liabilities or other obligations of any kind whatsoever, known or unknown, matured or unmatured, existing or claimed to exist, vested or contingent, choate or inchoate, foreseen or unforeseen, both at law or in equity, whether arising out of a statute, contract, tort or otherwise (collectively, "Claims") that such Seller has had, now has or might hereafter have by reason of any matter, cause, omission, act or thing whatsoever, except for (i) rights specifically provided for in this Agreement and (ii) rights and claims for wages and employee benefits in ordinary course of business with respect to such party's employment by the Company with respect to the period prior to the Closing Date.

(b)Each Seller, on behalf of himself and his Releasing Parties, hereby represents and warrants to the Buyer that he has not assigned, and will not assign, any Claim being released pursuant to this Section and that he, on behalf of himself and his Releasing Parties, intends to release all such Claims and will not assert any such Claims.  In granting such release, each Seller on behalf of himself and his Releasing Parties, intends that such release shall be effective as a waiver and bar to each and every released Claim and expressly consents that the release and waiver contained in this Section shall be given full force and effect according to its terms, including, but not limited to, those terms relating to unknown and unsuspected Claims, if any (notwithstanding any federal, state or local law that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims).  Each Seller acknowledges and agrees, on behalf of himself and his other Releasing Parties, that the foregoing release and waiver is an essential and material term of this Agreement and that without such release and waiver, the Buyer would not have entered into this Agreement.  Each Seller represents and warrants that he has read and understands the terms of this Section 5.6 and has been advised by counsel (or has voluntarily and knowingly elected not to seek the advice of counsel) in connection with entering into this Agreement.

(c)On or prior to the Closing Date, each Seller shall repay in full all notes or other debt obligations or other liabilities of such Seller, if any, that are payable to the Company (even if such obligations are not yet due in accordance with their terms), which liabilities are set forth on Schedule 5.6(b).

5.7.Public Announcements.

Prior to the Closing, neither any Seller, Buyer nor any of their respective representatives will disclose any of the terms of this Agreement or issue any public announcement or press release regarding this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer and the Principal Stockholders, unless required, in the opinion of legal counsel, to be disclosed by law, in which case the Buyer and the Principal Stockholders will discuss the terms of such disclosure prior to its release.

ARTICLE  6

Tax Matters

6.1.Section 338(h)(10) Election.

(a)Buyer may, in its sole discretion, choose to make an election under Section 338(h)(10) of the Code and any corresponding or similar provisions of state or local law with respect to the acquisition of the Shares (collectively, the "Election").  Each Seller hereby agrees to join Buyer in making such Election.

(b)If Buyer chooses in its sole discretion to make the Election:

(i)It is the parties' intent that the acquisition of the Shares pursuant to this Agreement be treated for income tax purposes as a purchase and sale of the assets of the Company, as if all the assets of the Company had been sold to Buyer in a fully taxable transaction.  Buyer shall provide a schedule (the "Purchase Price Allocation") allocating the adjusted grossed-up basis (as defined in Treasury Regulation Section 1.338-5) to the assets of the Company.  Buyer and Sellers shall report the acquisition of the Shares for all Tax purposes in a manner consistent with the Election, the Purchase Price Allocation, and this Agreement, and shall use their reasonable best efforts to sustain the Purchase Price Allocation if there is any subsequent Tax audit or Tax dispute.  Buyer shall prepare the Form 8023 and any accompanying schedules required under Section 338(h)(10) of the Code and any corresponding or similar provisions of state or local law, and Buyer may make any reasonable determinations or elections required or permitted to be made in connection with the Election.  Each Seller, promptly upon reasonable request, shall cooperate with and assist Buyer in the preparation of, and shall execute and timely file, such forms and accompanying schedules as Buyer shall reasonably request in connection with the Election, and no Seller shall take any action that would prevent or hinder Buyer from timely making the Election.

(ii)As promptly as practicable after choosing to make the Election, Buyer shall cause its accountants to prepare and deliver to the Principal Stockholders a statement calculating in reasonable detail the sum of (i) difference (if any) between (x) the federal, state and local income taxes that Sellers must actually pay as a result of the Election and (y) the federal, state and local income taxes that Sellers would have paid if the Election had not been made, plus (ii) an additional gross-up amount to account for any additional federal, state and local income taxes that Sellers must actually pay on the amounts set forth in clause (i) and this clause (ii) (such sum being the "Additional Taxes").  Upon receipt of such statement, the Principal Stockholders and their accountants (who shall be Katz, Sapper & Miller LLP unless Buyer and the Principal Stockholders otherwise agree) shall be permitted during the succeeding 15-day period to examine the work papers and other books, records and documents used in the preparation of such statement.  At or prior to the end of such 15-day period, the Principal Stockholders shall either inform Buyer in writing that such calculation of the Additional Taxes is acceptable or object to it in writing setting forth a specific description of their objections.  If the Principal Stockholders object to such accounting, Buyer and the Principal Stockholders shall attempt to resolve any such objections within 20 days after Buyer's receipt of such written objections.  If Buyer and the Principal Stockholders are unable to resolve the disputed matters within such 20-day period, they shall jointly select and engage a third firm of independent accountants (the "Third Accountants") to resolve the disputes and make a final determination of the Additional Taxes.  Buyer, the Principal Stockholders and their respective accountants each shall make readily available to the Third Accountants all relevant books, records, work papers and personnel reasonably requested by the Third Accountants.  The Third Accountants' resolution of the disputes and its adjustments, if any, to the Additional Taxes shall be conclusive and binding upon the parties.  The fees and expenses of the Third Accountants, if any, shall be paid equally by Buyer, on the one hand, and Sellers on the other hand (pro rata in proportion to the respective numbers of Shares sold by them hereunder).  Within two business days after the final determination of the Additional Taxes as provided for above, Buyer shall pay the Additional Taxes to Sellers by wire transfer of immediately available funds to their respective accounts designated in writing.

(iii)Subject to Buyer's right to control any audits or other proceedings relating to the Company or the Election as set forth in Section 6.4 hereof, if any any time after the payment of Additional Taxes pursuant to clause (ii) above, Sellers are required by any taxing authority to pay any more Additional Taxes, Buyer shall pay such Additional Taxes to Sellers within two business days after the final determination of such Additional Taxes.  Buyer's obligations pursuant to this clause (iii) shall survive until 60 days after the expiration of the statute of limitations applicable to any Tax claims relating to the Election.

(iv)Any payments by Buyer to Sellers pursuant to this Section 6.1 shall be deemed to be an upward adjustment of the Purchase Price.

6.2.Allocation of Responsibility for Taxes.

(a)As used in this Agreement:

(i)"Pre-Closing Period" means all tax periods ending on or before the Closing Date and the portion of any Straddle Period which precedes and includes that date.  For the avoidance of doubt, any Taxes resulting from the Election shall be allocated to a Pre-Closing Period.

(ii)"Post-Closing Period" means all tax periods beginning after the Closing Date and the portion of any Straddle Period beginning after that date.

(iii)"Straddle Period" means any taxable period beginning on or before the Closing Date and ending after that date.

(iv)Notwithstanding any other provision of this Agreement, for purposes of this Article 6, the term "Closing Date" means the date upon which the Closing actually occurs.

(b)Subject to Section 6.1(b)(ii) above, Sellers shall be solely responsible for, and shall indemnify and hold Buyer harmless from and against, all Taxes of the Company or Sellers attributable to the Pre-Closing Period, upon the terms and conditions set forth in this Article 6 and in Article 7 below.  Sellers' indemnification obligations under this Section 6.2 shall be several and not joint and shall be pro rata in proportion to the respective numbers of Shares sold by them hereunder.

6.3.Tax Returns.

(a)Buyer shall prepare or cause to be prepared all Tax Returns of the Company which are filed after the Closing Date.  Tax Returns prepared and filed by Buyer for any Pre-Closing Period shall be prepared in a manner, to the extent permitted by law or regulations, consistent with past practices employed by the Company.  Buyer shall provide the Principal Stockholders with a copy of all Pre-Closing Period and all Straddle Period Tax Returns (and supporting schedules) for income Taxes and, to the extent requested by the Principal Stockholders, other Straddle Period Tax Returns in the form filed by Buyer.  Sellers shall be responsible for, and shall pay to Buyer no later than two Business Days before such Taxes are due, any Taxes reflected on such Pre-Closing Period or Straddle Period Tax Returns.

(b)Subject to Section 6.1(b)(ii) above, Sellers shall pay or cause to be paid when due all Taxes with respect to any Pre-Closing Period.  In the case of any Taxes based on or measured by income, gain, profits, receipts or net worth of the Company, or any employment, social security, use, or other similar Taxes, or any sales, withholding, or similar transaction-based Taxes, the amount of such Taxes for a Straddle Period allocable to the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the end of day on the Closing Date.  In the case of any other Tax, the amount of such Tax for a Straddle Period allocable to the portion of the Straddle Period ending on the Closing Date shall be equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which shall be the number of days in the Straddle Period up to and including the Closing Date and the denominator of which shall be the total number of days in the Straddle Period.  Sellers shall pay to Buyer their allocable share of any Taxes shown as due on each Tax Return for a Straddle Period at least three business days prior to the due date for the filing of such Tax Return.

6.4.Audits, Etc.

Each party hereto agrees to promptly notify the other parties upon receipt of notice of any audit of the Company for any taxable year or period ending prior to or including the Closing Date, and agrees to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary for the preparation and filing of any Tax return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes.  The parties shall cooperate with each other in the conduct of any audit and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section; provided, that notwithstanding anything herein or in Article 6 to the contrary, Buyer, in good faith consultation with the Principal Stockholders, shall have the right to control and direct the manner and the resolution of any audit or other Tax proceeding involving the Company or the Election.

6.5.Other Tax Matters

All Tax allocation and Tax sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between the Company and any other person, and all obligations and rights thereunder, shall terminate as of the Closing Date, will have no further effect for any taxable year, and the Company shall cease to have any liability to make any payment thereunder.  Sellers shall take all actions necessary to cause such terminations

ARTICLE  7

Indemnification by Sellers

7.1.Indemnification by each Seller.

Each Seller, severally and not jointly, shall indemnify and hold harmless Buyer, the Company and their respective directors, officers, employees, agents, affiliates and controlling persons (collectively, the "Indemnified Parties"), from and against, and pay or reimburse them for, any liability, loss, damage, claim, cost or expense (including, without limitation, expenses of investigation and defense, reasonable fees and disbursements of counsel and the costs of enforcing the indemnification provided for herein), Liens or other obligations of any nature whatsoever, whether or not resulting from third party claims (collectively, "Losses"), incurred by any Indemnified Party and arising out of or based upon (a) any breach by such Seller of his representations and warranties set forth in Section 2.1 (Authority of Sellers; Title to Shares) of this Agreement; (b) any breach by such Seller of his covenants set forth in Section 5.6 (Releases by Sellers; Repayment of Company Obligations) of this Agreement, and (c) any Taxes and related Losses that are the responsibility of such Seller pursuant to Article 6 hereof and any breaches of such Seller's covenants relating to Taxes.  The several indemnification obligations of each Seller under this Section 7.1 shall be unlimited in amount and shall survive indefinitely; provided,  however, that each Seller's indemnification obligations pursuant to clause (c) above shall terminate 60 days after the expiration of the applicable statute of limitations of the underlying claim for which indemnification is sought (and all of Buyer's rights with respect to any claim for indemnification that is asserted or made on or prior to such date shall survive until the final disposition of such claim).

7.2.Additional Indemnification by Brown.

Except as otherwise set forth in Section 7.1 above, Brown shall indemnify and hold harmless each Indemnified Party from and against, and pay or reimburse them for, any Losses, whether or not resulting from third party claims, incurred by any Indemnified Party and arising out of or based upon:

(a)any breach of the representations and warranties set forth in Section 1.4 or Article 3 hereof, with all Losses arising from any such breach being calculated without reference to any Materiality Qualifiers, as hereinafter defined;

(b)any claim, action, suit, proceeding or investigation of any kind, at law or in equity, arising primarily from acts, omissions, events or other conditions that occurred or existed with respect to the Company at any time prior to the Effective Time; or

(c)any obligations, debts, Taxes (except Taxes and related Losses that are the responsibility of other Sellers pursuant to Article 6 hereof) and other liabilities of the Company of any kind, character or description, whether accrued, absolute, contingent or otherwise, with respect to the period prior to the Effective Time, other than accounts payable and other routine current liabilities incurred in the ordinary course of business consistent with past practice prior to the Effective Time, and any breach or non-fulfillment of the other covenants and agreements of the Sellers set forth herein.

7.3.Certain Limitations on Brown's Indemnification Obligations.

(a)Brown's indemnification obligations under Section 7.2(a) shall not apply to the first $156,000, in the aggregate, of Losses referred to therein; provided,  however, that the foregoing limitation shall not apply to any Losses that may be incurred by virtue of or result from fraud or intentional misrepresentation or from any breach of the representations and warranties set forth in Sections 1.4,  3.1,  3.2,  3.3 or 3.13 (collectively, the "Fundamental Representations").

(b)Brown's aggregate indemnification obligations under Section 7.2  shall not exceed an aggregate amount equal to $2,032,000; provided however, that the foregoing limitation shall not apply to any Losses that may be incurred by virtue of or result from any fraud or intentional misrepresentation or from any breach of a Fundamental Representation.

(c)Brown's indemnification obligations under Section 7.2 shall terminate on the date that is 18 months after Closing Date; provided,  however, that with respect to any claim for indemnification that is asserted or made on or prior to such date, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim; further provided, that the indemnification obligations of Sellers with respect to Losses that may be incurred by virtue of or result from (i) any fraud or intentional misrepresentation or (ii) any breach of a Fundamental Representation shall, in each case, survive indefinitely, further provided that the indemnification obligations of Brown with respect to Losses that may be incurred by virtue of or result from any Taxes and related Losses, shall not terminate on such date, but shall continue in full force and effect thereafter until 60 days after the expiration of the applicable statute of limitations of the underlying claim for which indemnification is sought.

(d)Any indemnification payments made by Brown pursuant to this Agreement shall be treated for all relevant Tax purposes as an adjustment to the Purchase Price for Brown's Shares.

7.4.Defense or Prosecution of Claims.

As promptly as practicable after its discovery of grounds for a claim for indemnification hereunder, the applicable Indemnified Party shall deliver a written claim for indemnification (an "Indemnification Claim") to the applicable Seller (the "Indemnifying Party"), specifying in reasonable detail the basis therefor and, if known, the amount, or an estimate of the amount, of the Losses arising therefrom, provided that any failure to give such notification on a timely basis shall not relieve the Sellers from their obligation provide indemnification hereunder except to the extent that such failure to provide such notification actually and materially prejudices the ability of the applicable Seller or Sellers to defend against any such claim.  Thereafter, the Indemnified Party shall provide to the Indemnifying Party all information and documentation reasonably available to it to support and verify such claim.  If the facts giving rise to a claim for indemnification hereunder arise out of the claim of any third party

(other than any audit of Buyer or the Company subject to Section 6.4 hereof), or if there is any claim against a third party, the Indemnifying Party may, at his option, assume the defense or the prosecution thereof, with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party's sole cost and expense, so long as (i) the Indemnifying Party gives written notice to the Indemnified Party, within 15 days after the Indemnified Party has delivered the applicable Indemnification Claim, that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer from, arising out of the third party claim, (ii) such claim involves only money damages and does not seek an order, injunction or other equitable relief against any Indemnified Party, (iii) Buyer shall have reasonably concluded that there is not a conflict of interest between the Indemnifying Party, on the one hand, and the Indemnified Party or the Company, on the other hand, in the defense or prosecution of such claim, and (iv) the Indemnifying Party conducts the defense of the third party claim actively and diligently.  After any assumption of the defense or prosecution of any claim by an Indemnifying Party, the Indemnifying Party shall not be liable to any Indemnified Party for any legal expenses thereafter incurred by any Indemnified Party in connection with the defense or prosecution thereof other than reasonable costs of investigation and any costs incurred in the course of such defense or prosecution.  In any such event, whether or not the Indemnifying Party does so assume the defense or prosecution thereof, the parties shall cooperate in the defense or prosecution thereof and shall furnish such records and information and attend such proceedings as may be reasonably requested in connection herewith.  An Indemnifying Party shall have no indemnification obligations with respect to any claim or demand that is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), other than any claim or demand as to which the Indemnifying Party shall not have assumed the defense or prosecution thereof.  Similarly, an Indemnifying Party shall not settle any indemnifiable claim or demand without the prior written consent of the Indemnified Party, unless the settlement will be fully satisfied by payment of money by the Indemnifying Party, results in the full, general and unconditional release of the Indemnified Parties from all liabilities relating to the claim, and involves no finding or admission of any violation of law or the rights of any person on the part of any Indemnified Party.

7.5.Payment; Setoff of Losses.

(a)General.  All Losses incurred by Buyer or any other Indemnified Party that are subject to indemnification hereunder shall be payable by the applicable Seller within 30 days after a valid claim for indemnification is made and resolved in accordance with this Article 7.

(b)Against Brown's Restricted Shares.  All Losses that are payable by Brown hereunder shall be payable first by the forfeiture of Brown's right to be issued Restricted Shares having a value equal to the amount of such Losses, to the extent of such unissued shares.  For purposes of this Section, any Restricted Shares to be forfeited shall be deemed to have a value equal to the average of the closing prices of Buyer's common stock on the Nasdaq Stock Market for the 20 trading day period ending on the date the related Indemnification Claim was first delivered by Buyer (or, if such date was not a trading day, the next preceding day that was a trading day).  If any Restricted Shares are forfeited hereunder, Buyer shall deliver written notice of such forfeiture to Brown, which notice shall set forth a description of the related Losses and the calculation of the number of Restricted Shares that have been forfeited in reasonable detail.  Such calculation shall be final and binding absent manifest error.  To the extent that the forfeiture of unissued Restricted Shares is insufficient to pay any such Losses in full, Brown shall remain obligated to pay the remainder to Buyer in cash upon demand.

(c)Against the Salary and Benefits of Employees.  If a Seller other than Brown does not make a payment in respect of Losses required hereunder within the 30-day period described above, Buyer and the Company shall have the right, upon ten days' notice to the relevant Seller, to set-off the amount of such payment against such Seller's salary, cash bonus, RSU's and other stock-based compensation (in each case, if any), to the maximum extent permitted by applicable law.

7.6.Exclusive Remedy.

Except in the case of fraud or intentional misrepresentation, the rights of indemnification and set-off under this Article 7 shall be the sole and exclusive remedy available to Buyer for any Losses incurred by Buyer after the Closing Date as a result of any breach by any Seller of its representations, warranties, covenants and agreements contained in this Agreement; provided,  however, that this Section 7.6 shall not preclude or limit Buyer from the exercise of any available remedies in the event of any breach by a Seller of his covenants to be performed after the Closing Date.

ARTICLE  8

Conditions

8.1.Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law, in a written instrument executed and delivered by Buyer:

(a)Compliance.  The representations and warranties of Sellers contained in this Agreement shall be true in all material respects as of the Closing Date (except that any representations and warranties subject to any qualification as to "materiality" or "Material Adverse Effect" or similar phrases (a "Materiality Qualifier") shall be true in all respects) as though made at and as of the Closing Date; and the covenants and agreements of Sellers contained in this Agreement to be performed on or prior to the Closing Date shall have been performed in all material respects.

(b)Consents and Approvals.  All filings required to be made prior to the Closing by Sellers or the Company with, and all consents, approvals and authorizations required to be obtained by any of them from, any governmental or regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been made or obtained (as the case may be); and Sellers or the

Company shall have obtained the necessary consents to the consummation of the transactions contemplated hereby of the persons set forth on Schedule 3.2 hereto, in each case on terms and conditions reasonably satisfactory to Buyer.

(c)No Order.  No litigation or other proceeding by or before any governmental or regulatory authority shall have been instituted, and no governmental or regulatory authority or court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent), which, in either case, is in effect and which has the effect of making the transactions contemplated by this Agreement illegal, or otherwise restrains consummation of the transactions contemplated hereby (collectively, an "Order").

(d)Employee Non-Disclosure and Non-Competition Agreements.  Each Seller and Optionholder who will be employed by the Company shall have entered into an Employee Non-Disclosure and Non-Competition Agreement with Buyer in substantially the form attached hereto as Exhibit 8.1(d), which Agreements shall include a consent to the forfeiture of unvested Options in accordance with Section 3.3(b).

(e)Intellectual Property Assignments.  Each of the Principal Stockholders and any other Company employee or former employee requested by Buyer shall have assigned to the Company all rights in patents, patent applications and all other Intellectual Property relating to their work for the Company, in form and substance reasonably satisfactory to Buyer.

(f)Proceedings and Documents.  All legal details and corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident thereto shall be reasonably satisfactory to Buyer and its counsel, and Buyer and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(g)No Material Adverse Change.  Since March 31, 2014, (i) the Company shall have operated only in the ordinary and usual course of business consistent with past practice or consistent with the transactions contemplated by this Agreement and the LOI, and (ii) there shall have occurred no material adverse change in the business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company nor any events that individually or in the aggregate could reasonably be expected to result in such a change.

(h)Tax.  Without limiting the generality of the foregoing, each Seller shall have delivered to Buyer: (i) certification substantially in the form provided for in U.S. Treasury Regulations section 1.1445-2(b) from such Seller certifying that the Seller is not a nonresident alien; (ii) an executed original of IRS Form W-9 executed by such Seller certifying that such Seller is not subject to back-up withholding Tax; and (iii) a copy of IRS Form 8023 (and any other state, local or foreign Tax form required with respect to an election under Section 338(h)(10) of the Code and any corresponding or similar provisions of state or local law) with respect to the purchase and sale of the Shares, with such form executed by such Seller as of the Effective Date.

(i)Other Proceedings and Documents.  All legal details and corporate and other proceedings in connection with the transactions contemplated by this Agreement shall have been taken in a manner and to the extent reasonably satisfactory to Buyer and its counsel, all documents and instruments incident to such transactions shall be in form and substance reasonably satisfactory to Buyer and its counsel, and Buyer and its counsel shall have received all counterpart originals or certified or other copies of such documents as Buyer or its counsel may reasonably request.

8.2.Conditions to Obligations of Sellers.

The obligations of Sellers to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law, in a written instrument executed and delivered by the Principal Stockholders:

(a)Compliance.  The representations and warranties of Buyer contained in this Agreement shall be true in all material respects as of the Closing Date as though made at and as of the Closing Date; and the covenants and agreements of Buyer contained in this Agreement to be performed on or prior to the Closing Date shall have been performed in all material respects.

(b)Consents and Approvals.  All filings required to be made prior to the Closing by Buyer with, and all consents, approvals and authorizations required to be obtained by Buyer from, any governmental or regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been made or obtained (as the case may be).

(c)No Order.  There shall be no Order.

ARTICLE  9

Termination

9.1.Termination.

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)by mutual consent of Buyer and the Principal Stockholders;

(b)by Buyer, on the one hand, or the Principal Stockholders, on the other hand, if the Closing shall not have occurred on or before May 30, 2014, for any reason other than a breach of this Agreement by the terminating party; or

(c)by Buyer, if there shall have been any material breach by any Seller of their representations, warranties, covenants and agreements set forth herein, which breach (i) has, in the reasonable judgment of Buyer, rendered impossible the satisfaction of any of the conditions set forth in Section 8.1 hereof and (ii) has not been remedied within 10 days after Buyer delivers written notice of such breach to the Principal Stockholders (any such written notice to refer specifically to this Section 9.1(c) and to describe such breach in reasonable detail); or

(d)by the Principal Stockholders, if there shall have been any material breach by Buyer of any of its representations, warranties, covenants and agreements set forth herein, which breach (i) has, in the reasonable judgment of the Principal Stockholders, rendered impossible the satisfaction of any of the conditions set forth in Section 8.2 hereof and (ii) has not been remedied within 10 days after the Principal Stockholders deliver written notice of such breach to Buyer (any such written notice to refer specifically to this Section 9.1(d) and to describe such breach in reasonable detail).

9.2.Procedure and Effect of Termination.

In the event of termination of this Agreement pursuant to this Article 8, the terminating party or parties shall forthwith give written notice thereof to the other parties and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto.  If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation hereunder to any other party, except as provided in Section 10.2 and except that nothing herein will relieve any party from liability for any breach of this Agreement which occurred prior to or in connection with such termination or from liability for fraud or intentional misrepresentation.

ARTICLE  10

Miscellaneous and General

10.1.Knowledge of Principal Stockholders.

For the purposes of this Agreement, the terms "Know", "Known", "Knowledge" and all similar phrases mean, with reference to the Principal Stockholders, the actual knowledge of either Principal Stockholder based upon a reasonable inquiry of the employees of the Company who have primary responsibility for the matter in question and a reasonable review of the books and records relating to the matter in question.

10.2.Seller Representatives.

Each Seller (except Brown and Swartz) hereby appoints the Principal Stockholders, acting jointly and not singly, as such Seller's representatives (in such representative capacity, the "Seller Representatives") and true and lawful attorneys, with full power of substitution, to sign for and on behalf of such Seller any and all certificates, instruments or other documents contemplated by this Agreement or which he otherwise deems necessary or desirable in connection with the transactions contemplated hereby, and to take such other actions, do such other things and otherwise represent such Seller in all matters relating to this Agreement and the transactions contemplated hereby.  Without limiting the generality of the foregoing, Buyer may conclusively rely on the authority of the Seller Representatives to (a) agree with Buyer with respect to any matter or thing required or deemed necessary by Buyer or the Seller Representatives in connection with the provisions of this Agreement calling for the agreement of such Sellers, give and receive notices on behalf of such Sellers, and act on behalf of such Sellers in connection with any matter as to which such Sellers are or may be obligated under this Agreement or any related agreement, all in the absolute discretion of the Seller Representatives, and (b) take all actions necessary or desirable in connection with the resolution of any Tax matters pursuant to Article 6 hereof or the performance of obligations under Article 1 or Articles 5 through 9, inclusive, of this Agreement.  All decisions by the Seller Representatives shall be conclusive and binding upon each such Seller and no such Seller shall have the right to object, dissent, protest or otherwise contest the same.  In acting as the Seller Representatives hereunder, the Principal Stockholders shall have no duty of care or other fiduciary duty of any nature whatsoever to any Seller, shall be entitled to rely on the advice of counsel, public accountants or other consultants experienced in the matter at issue, and shall incur no liability whatsoever to any Seller because of any error in judgment or other act or omission hereunder or otherwise in connection with this Agreement.  Each such Seller, jointly and severally, shall indemnify and hold each Principal Stockholder harmless from any Losses he may incur as a result of any claim by any person arising out of any act or omission by him in his capacity as a Seller Representative hereunder.  All expenses of the Seller Representatives shall be borne by the Sellers.

10.3.Payment of Expenses.

Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.  For purposes of clarity, it is agreed that Buyer shall not bear any transactions expenses of Sellers or the Company, including, without limitation, brokers' fees, investment bankers' fees, attorneys' fees, accountants' fees and other professional fees.

10.4.Survival.

The representations and warranties of Sellers and Brown set forth in Articles 2 and 3 of this Agreement shall survive the Closing as set forth in Article 7 hereof.  The agreements of the parties contained in Articles 1,  5,  6,  7 and this Article 10 shall survive the Closing until the expiration of the respective periods specified therein or, if none is specified, indefinitely.  The agreements of the parties contained in Section 9.2 and this Article 10 shall survive any termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the Closing or termination of this Agreement.

10.5.Modification or Amendment.

The parties hereto may modify or amend this Agreement at any time, only by a written instrument duly executed and delivered by Buyer and each of the Principal Stockholders.

10.6.Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered by hand, at the end of the first business day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid) or on the third business day after being mailed by registered or certified mail (postage prepaid, return receipt requested), in each case, to the parties at the following addresses, or on the date sent and confirmed by electronic transmission to the telecopier number specified below (or at such other address or telecopier number for a party as shall be specified by notice given in accordance with this Section):

(a)If to Buyer, to:

Interactive Intelligence Group, Inc.

7601 Interactive Way

Indianapolis, Indiana 46278

Attention:  Stephen R. Head

Facsimile No.:  (317) 715-8412

With a required copy to:

Faegre Baker Daniels LLP

600 E. 96th Street

Suite 600

Indianapolis, Indiana 46240

Attention:  J. Jeffrey Brown

Telecopier No.: (317) 569-4800

(b)If to any Seller, to the Principal Stockholders at:

Donald E. Brown, M.D. and Jeffrey Swartz

c/o OrgSpan, Inc.

4307 Emperor Blvd., Suite 300

Durham, North Carolina  27703

with a required copy to:

Robinson Bradshaw & Hinson, P.A.

1450 Raleigh Road, Suite 100

Chapel Hill, North Carolina 27517

Attention:  Glen E. Caplan

Telecopier No.:  (919) 328-8797

10.7.Entire Agreement; Assignment; Etc.

This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement, and supersedes all other agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof, and shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto (and the Released Parties referred to in Section 5.6 and the Indemnified Parties referred to in Article 7 hereof).

10.8.Severability.

If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.

10.9.Failure or Delay Not Waiver; Remedies Cumulative.

No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  Except as otherwise set forth in Section 7.6 hereof, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.10.Rules of Interpretation.

As used in this Agreement, the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement.  References herein to "him", "her" or "it", whether in the singular, plural or possessive form, shall be interchangeable.  References to a person shall include the successors and permitted assigns of such person, unless expressly provided otherwise.  As used in this Agreement, "person" means any individual, corporation, partnership, trust, limited liability company, association, other entity or governmental or regulatory authority.  The term "award" shall include judicial and arbitral awards.  Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.  Unless the context otherwise requires, references herein:  (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement, (b) to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto.  The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, or in any table of contents or index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto.  Any capitalized terms used in any Schedule or Exhibit hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  Whenever the words "include", "includes" or "including" are used herein, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import.  This Agreement was negotiated by each of the parties and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

10.11.Governing Law; Consent to Jurisdiction.

(a)This Agreement shall be governed by and construed in accordance with the law of the State of Indiana, without regard to the conflicts of laws principles thereof.

(b)Each of the parties hereto (i) irrevocably and unconditionally consents and submits itself to the exclusive personal jurisdiction of the state and federal courts sitting in Marion County, Indiana in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined only in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court and (v) waives any objection that it may now or hereafter have to the venue of any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any such court or that such action or proceeding was brought in an inconvenient forum, and agrees not to plead or claim the same.  Each party hereto irrevocably agrees that any party hereto may make service on another party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.6;  provided, that nothing in this Section 10.11(b) shall affect the right of any person to serve legal process in any other manner permitted by law.

10.12.Counterparts.

This Agreement may be executed in the original or by telecopy or electronic transmission of a .pdf file containing an executed signature page, in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

10.13.Further Assurances.

Following the Closing, each of the Sellers shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.  In furtherance of the foregoing, following the Closing, each of the Sellers shall, and the Principal Stockholders shall use their reasonable best efforts to cause any other Company employee or former employee requested by Buyer to, sign all such instruments, assignments and other documents, take all lawful oaths, and take all such further actions as may be necessary or desirable for the procurement, maintenance, enforcement, assignment, and defense of the Company Intellectual Property.

10.14.Waiver of Jury Trial.

Each party hereto hereby irrevocably waives any right to have a jury participate in resolving any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby.

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SIGNATURES  APPEAR  ON  FOLLOWING  PAGE]

IN WITNESS WHEREOF, this Stock Purchase Agreement has been duly executed and delivered by each of the parties hereto as of the date first written above.

INTERACTIVE INTELLIGENCE GROUP, INC.

By /s/ Bill Gildea

     Bill Gildea

     Senior Vice President, Corporate Development

SELLERS:

/s/ Donald E. Brown, M.D.

Donald E. Brown, M.D.

/s/ Jeffrey Swartz

Jeffrey Swartz

/s/ Phillip Carter

Phillip Carter

/s/ Jason Kokx

Jason Kokx

/s/ Stephen Randolph Page

Stephen Randolph Page

/s/ Robert Ritchy

Robert Ritchy

/s/ Sean Allison

Sean Allison

[SELLER  SIGNATURES  CONTINUE  ON  FOLLOWING  PAGE]

[SELLER SIGNATURES  TO  STOCK  PURCHASE  AGREEMENT  CONT'D.]

/s/ Aaron Bickell

Aaron Bickell

/s/ Eric Lanz

Eric Lanz

/s/ Karim Nassar

Karim Nassar

/s/ Matt Morgan

Matt Morgan

/s/ Christopher W. Bosken

Christopher W. Bosken

/s/ Philip Gates-Idem

Philip Gates-Idem

/s/ David Jon Bollen, Jr.

David Jon Bollen, Jr.

/s/ Thomas C. Hemp

Thomas C. Hemp